U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM S-8 POS
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   THE MAJESTIC COMPANIES, LTD.
   (Exact name of registrant as specified in its charter)

        Nevada                                          88-0293171
(State of Incorporation)                    (I.R.S. Employer ID No.)

8880 Rio San Diego Road, 8th Floor, San Diego, California      92108
    (Address of Principal Executive Offices)               (Zip Code)

                     Employee Stock Incentive Plan
     Retainer Stock Plan for Non-Employee Directors and Consultants
                        (Full title of the Plan)

Brian F. Faulkner, Esq., 3900 Birch Street, Suite 113, Newport
Beach, California 92660
              (Name and address of agent for service)

                          (949) 975-0544
     (Telephone number, including area code, of agent for service)

                   CALCULATION OF REGISTRATION FEE

                               Proposed
                               Maximum
                               Offering    Proposed      Amount of
Title of                       Price Per   Aggregate     Registration
Securities     Amount to be    Share (1)   Offering      Fee
to be          Registered                  Price
Registered

Common
Stock          8,000,000       $0.020 (2)  $1,600,000    $422.40

Common
Stock          7,000,000       $0.001 (3)   $   7,000    $  1.85

(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rule 457(h) promulgated pursuant to the Securities Act of 1933.

(2) This Offering Price per Share is established pursuant to the option exercise price set forth in the Employee Stock Option
Plan, set forth in Exhibit 4.1 to this Form S-8.

(3) This Offering Price per Share is established pursuant to the Retainer Stock Plan for Non-Employee Directors and Consultants, set forth in Exhibit 4.2 to this Form S-8.

                             Part I
       Information Required in the Section 10(a) Prospectus

Item 1.   Plan Information.

See Item 2 below.

Item 2.   Registrant Information and Employee Plan Annual
Information.

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                               Part II
          Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following are hereby incorporated by reference:

(a) The Registrant's Form 10-SB, which became effective on January 11, 2000, contains audited financial statements for the Registrant's latest fiscal year.

(b) A description of the securities of the Registrant is contained in a Form 10-SB filed on November 12, 1999.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

Counsel for the Registrant named in this Registration
Statement as giving an opinion on the validity of the securities being registered will receive 240,000 shares of stock under the Retainer Plan for Non-Employee Directors and Consultants in exchange for legal work for the Registrant.

Item 6. Indemnification of Directors and Officers.

(a In General. Subject to the laws of the State of Nevada, the Registrant is to indemnify any director, officer, employee or agent of the Registrant, or any person serving in such capacity for any other entity or enterprise at the request of the Registrant, against any and all legal expenses (including attorneys fees), claims and liabilities arising out of any action, suit or proceeding, except an action by or in the right of the Registrant.

(b) Lack Of Good Faith; Criminal Conduct. The Registrant is not required to indemnify any person unless such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, where there was no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order of settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and that, with respect to any criminal action or proceeding, there was reasonable cause to believe that the conduct was unlawful. Moreover, the Registrant shall not indemnify any person adjudged to be liable for negligence or misconduct, ill the performance of a duty to the Registrant unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) Successful Defense Of Actions. The Registrant shall reimburse or otherwise indemnify any Director, officer, employee or agent against legal expenses (including attorneys fees) actually and reasonably incurred in connection with the defense of any action, suit or proceeding herein above referred to, to the extent such person is successful on the merits or otherwise.

(d) Authorization. Indemnification shall be made by the Registrant only when authorized in the specific case and upon a determination that indemnification is proper by: 1. The Shareholders; 2. Majority vote of a quorum of the Board of Directors consisting of Directors who are not parties to the action, suit or proceeding; or 3. Independent legal counsel in a written opinion if a quorum of disinterested Directors cannot be obtained.

(e) Advancing Expenses. Expenses incurred in defending any action, suit or proceeding may be paid by the Registrant in advance of the final disposition, when authorized by the Board of Directors, upon receipt of an undertaking by or on behalf of the person defending to repay such advances if indemnification is not ultimately available under these provisions.

(f) Other Rights; Continuing Indemnification. The indemnification provided by these Bylaws does not exclude any other rights to which the person seeking indemnification may be entitled under the law, shall continue as to a person who has ceased to be a Director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. The Registrant may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Registrant1 or who is or was serving at the request of the Registrant in any capacity against any liability asserted against such person.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

(h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of San Diego, State of California, on March 8, 2000.

                                     The Majestic Companies, Ltd.

                                     By:  /s/  Francis A. Zubrowski
                                     Francis A. Zubrowski
                                     President,
                                     Chief Executive Officer

                     Special Power of Attorney

The undersigned constitute and appoint Francis A. Zubrowski their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                       Title                   Date

/s/ Francis A. Zubrowski  President, Chief Executive   March 8, 2000
Francis A. Zubrowski      Officer, and Director

/s/ Alejandro V. Tovar    Secretary and Controller     March 8, 2000
Alejandro V. Tovar       (Principal Financial and
                          Accounting Officer)

/s/ Ralph D. Morren, Jr.  Director                     March 8, 2000
Ralph D. Morren, Jr.

/s/ Paul S. Hewitt        Director                     March 8, 2000
Paul S. Hewitt

                            EXHIBIT INDEX

Exhibit                                                   Method of
Number              Description                             Filing


4.1     Option Plan                                       See Below

4.1     Retainer Stock Plan for Non-Employee Directors
        and Consultants                                   See Below

5       Opinion Re: Legality                              See Below

23.1    Consent of Accountant                             See Below

23.2    Consent of Counsel                                See Below

24      Special Power of Attorney                         See
                                                          Signature
                                                          Page